(LOGO)AMERICA FIRST CREDIT UNION


As of and for the year ended  December  3l,  1999,  America  First  Credit Union
(AFCU) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same year, AFCU had in effect a fidelity bond and errors and omissions policy in the amount of $10,000,000 and $500,000, respectively.


Rick Craig, President and CEO

March 24, 2000


Rex Rollo, Cheif Financial Officer
March 24, 2000


Lary Kano, Mortgage Servicing Department Manager
March 24, 2000



With You In Mind
P.O. BOX 9199 * OGDEN, UT 84409 * (801)627-0900 * SALT LAKE CITY, UT *
(801)966-5553 * WATS-IN-STATE AND OUT-OF-STATE 1-800-999-3961
www.americafirst.com